EXHIBIT 9(a)


                        OPINION AND CONSENT OF COUNSEL
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KIRKPATRICK & LOCKHART LLP                         1800 Massachusetts Avenue, NW
                                                                       Suite 200
                                                       Washington, DC 20036-1212
                                                                    202.778.9000
                                                                202.778.9100 Fax
                                                                      www.kl.com



October 22, 2002


USAA State Tax-Free Trust
9800 Fredericksburg Road
San Antonio, TX  78288

Ladies and Gentlemen:

     We have acted as counsel to USAA State Tax-Free Trust, a Delaware business trust (the "Trust"), in connection with Post-Effective Amendment No. 11 to the Trust's Registration Statement on Form N-1A (File No. 33-65572) ("PEA") relating to the issuance of shares of beneficial interest of certain existing series of the Trust. You have requested our opinion with respect to the matters set forth below. This letter revises and supersedes our prior letter to the Trust, dated July 31, 2002, regarding the PEA.

     In this opinion letter, the term "Shares" refers to the shares of beneficial interests of the Florida Tax-Free Income Fund and Florida Tax-Free Money Market Fund, each a series of the Trust (each, a "Series"), that may be issued during the time that the PEA is effective and has not been superseded by another post-effective amendment.

     In connection with rendering the opinions set forth below, we have examined copies, believed by us to be genuine, of the Trust's Master Trust Agreement, dated June 21, 1993, as amended ("Master Trust"), and Amended By-laws, dated November 8, 1993 ("By-laws"), and such other documents relating to its organization and operation as we have deemed relevant to our opinion, as set forth herein. In addition, for purposes of this opinion, we have assumed, with your consent, that the duly adopted resolutions of the Trust's Board of Trustees and the Trustees' related execution of a registration statement authorizing the registration of shares of a Series with the Securities and Exchange Commission ("SEC") satisfy applicable requirements in the Master Trust relating to the establishment and designation of a new Series. The opinion set forth in this letter is limited to the laws and facts in existence on the date hereof, and is further limited to the laws (other than laws relating to choice of law) of the State of Delaware that in our experience are normally applicable to the issuance of shares of beneficial interests by business trusts and to the Securities Act of 1933, as amended (the "1933 Act"), the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules and regulations of the Securities and Exchange Commission (the "SEC") thereunder.

     Based on and subject to the foregoing, and the additional qualifications and other matters set forth below, it is our opinion that as of the date hereof the Shares, when sold in accordance with the terms contemplated by the PEA, including receipt by the Trust of full payment for the Shares and compliance with the 1933 Act and 1940 Act, will have been validly issued and will be fully paid and non-assessable. We note, however, that holders of Shares of the Trust may be obligated to pay charges in connection with the redemption or transfer of Shares in accordance with any standards established by the Board of Trustees under the Master Trust or By-laws.
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USAA State Tax-Free Trust
October 22, 2002
Page 2

     We are furnishing this opinion letter to you solely in connection with the issuance of the Shares. You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose without specific prior written consent.

     The foregoing opinion is rendered as of the date of this letter. We assume no obligation to update or supplement our opinion to reflect any changes of law or fact that may occur.

     We hereby consent to this opinion letter accompanying the PEA when it is filed with the SEC and to the reference to our firm in the statement of additional information that is being filed as part of such PEA.



                                  Very truly yours,


                                  /s/ Kirkpatrick & Lockhart LLP

                                  KIRKPATRICK & LOCKHART LLP
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                                  EXHIBIT 9(b)

                         OPINION AND CONSENT OF COUSNEL

KIRKPATRICK & LOCKHART LLP                         1800 Massachusetts Avenue, NW
                                                   Suite 200
                                                   Washington, DC  20036-1221
                                                   202.778.9000
                                                   202.778.9100 Fax
                                                   www.kl.com




July 29, 2003


USAA State Tax-Free Trust
9800 Fredericksburg Road
San Antonio, TX  78288

Ladies and Gentlemen:

     We have acted as counsel to USAA State Tax-Free Trust, a Delaware statutory trust (the "Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 12 to the Trust's Registration Statement on Form N-1A (File Nos. 33-65572; 811-7852) (the "Post-Effective Amendment"), registering an indefinite number of shares of beneficial interest of the Florida Tax-Free Income Fund and Florida Tax-Free Money Market Fund, each a series of the Trust (the "Shares"), under the Securities Act of 1933, as amended (the "1933 Act").

     You have requested our opinion as to certain matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Trust's Master Trust Agreement, as amended (the "Governing Instrument"), and Bylaws of the Trust, and the action of the Trust that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

     Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and

     2. When issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and non-assessable.

     This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supercedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Post-Effective Amendment. In giving our consent we do not

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USAA State Tax-Free Trust
July 29, 2003
Page 2


thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.


                                  Very truly yours,

                                  /s/ KIRKPATRICK & LOCKHART LLP

                                  KIRKPATRICK & LOCKHART LLP